Exhibit 4(o)(2)

[Execution Version]

AMENDMENT NO. 1

TO

CREDIT AGREEMENT

This AMENDMENT NO. 1, dated as of November 18, 2011 (this “Amendment”), is made by and among TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the “Borrower”), the lenders listed on the signature pages of this Amendment as “Lenders” (such lenders, together with their respective permitted assignees from time to time, being referred to herein, collectively, as the “Lenders”), THE BANK OF NEW YORK MELLON, JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION, UNION BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as issuing banks (collectively, in such capacities, the “Issuing Banks”), and UNION BANK, N.A. (formerly known as Union Bank of California, N.A.), as administrative agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT:

The Borrower, the Lenders, the Issuing Banks, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and the Administrative Agent previously entered into that certain Second Amended and Restated Credit Agreement, dated as of November 9, 2010 (the “Existing Agreement”, as amended by this Amendment, the “Amended Agreement”, and as the Amended Agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Borrower desires to amend the Existing Agreement to (a) extend the Final Maturity Date to November 9, 2016, (b) reduce the Applicable Margin and the Commitment Fee Rate, and (c) make certain other modifications thereto, and the Lenders, the Issuing Banks and the Administrative Agent have agreed to such amendments on the terms and conditions set forth herein. The parties therefore agree as follows (capitalized terms used but not defined herein having the meanings assigned to such terms in the Existing Agreement):

SECTION 1. Amendments to Existing Agreement. The Existing Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a) Bond Delivery Agreement. The definition of “Bond Delivery Agreement” contained in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Bond Delivery Agreement” means the Amended and Restated Bond Delivery Agreement, dated as of the Amendment No. 1 Effective Date, between the Borrower and the Administrative Agent, substantially in the form of Exhibit F, executed and delivered pursuant to the terms of Amendment No. 1 in connection with the issuance of the Collateral Mortgage Bonds.

(b) Collateral Mortgage Bonds. The definition of “Collateral Mortgage Bonds” contained in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Collateral Mortgage Bonds” means the First Mortgage Bonds, Collateral Series I, substantially in the form attached to the Thirteenth Supplemental Indenture.

(c) Disclosure Documents. The definition of “Disclosure Documents” contained in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Disclosure Documents” means (i) the Annual Report on Form 10-K of the Borrower for the fiscal year ended December 31, 2010, as filed with the SEC, (ii) the Quarterly Reports on Form 10-Q of the Borrower for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, as filed with the SEC, and (iii) the Current Reports on Form 8-K of the Borrower as filed with the SEC on February 25, 2011 and May 11, 2011.

(d) Final Maturity Date. The definition of “Final Maturity Date” contained in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Final Maturity Date” means November 9, 2016.

(e) Security Documents. The definition of “Security Documents” contained in Section 1.01 of the Existing Agreement is hereby amended by deleting the phrase “the Eleventh Supplemental Indenture, the Collateral Mortgage Bonds and the Bond Delivery Agreement” in its entirety and substituting therefor the new phrase “the Eleventh Supplemental Indenture, the Thirteenth Supplemental Indenture, the Collateral Mortgage Bonds and the Bond Delivery Agreement”.

(f) Transactions. The definition of “Transactions” contained in Section 1.01 of the Existing Agreement is hereby amended by deleting the phrase “under the Eleventh Supplemental Indenture” in its entirety and substituting therefor the new phrase “under the Thirteenth Supplemental Indenture”.

(g) Additional Definitions. The following new definitions are hereby added to Section 1.01 of the Existing Agreement in appropriate alphabetical order:

“Amendment No. 1” means Amendment No. 1, dated as of November 18, 2011, among the Borrower, the Issuing Banks, the Lenders and the Administrative Agent, which Amendment No. 1 amended this Agreement pursuant to the terms thereof.

“Amendment No. 1 Effective Date” means November 18, 2011.

“Thirteenth Supplemental Indenture” means Supplemental Indenture No. 13 under the Mortgage Indenture, substantially in the form of Exhibit G.

(h) Letters of Credit. Section 2.04(a)(ii) of the Existing Agreement is hereby amended by deleting the last sentence thereof in its entirety and substituting therefor the following new sentence: “On the Amendment No. 1 Effective Date, upon the satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent specified in Section 2 of Amendment No. 1, each of the Existing Revenue Bond Letters of Credit shall be amended by the applicable Issuing Bank to extend the stated expiration date thereof to November 2, 2016 (which date is five (5) Business Days prior to the Final Maturity Date).”

(i) Financial Condition. Section 3.04(a) of the Existing Agreement is hereby amended by (i) deleting each reference to the date “December 31, 2009” in its entirety and substituting therefor in each case the new date “December 31, 2010” and (ii) deleting the phrase “to and including the Effective Date” in its entirety and substituting therefor the new phrase “to and including the Amendment No. 1 Effective Date”.

(j) No Material Adverse Change. Section 3.04(b) of the Existing Agreement is hereby amended by deleting the phrase “since December 31, 2009” in its entirety and substituting therefor the new phrase “since December 31, 2010”.

(k) Secured Indebtedness. Section 3.04(c) of the Existing Agreement is hereby amended by (i) deleting the phrase “As of the Effective Date” in its entirety and substituting therefor the new phrase “As of the Amendment No. 1 Effective Date” and (ii) deleting the amount “$540,588,000” in its entirety and substituting therefor the new amount “$577,741,000”.

(l) Security Documents. Section 3.12(a) of the Existing Agreement is hereby amended by deleting the phrase “As of the Effective Date” in its entirety and substituting therefor the new phrase “As of the Amendment No. 1 Effective Date”.

(m) Solvency. Section 3.14 of the Existing Agreement is hereby amended by deleting the phrase “On the Effective Date” in its entirety and substituting therefor the new phrase “On the Amendment No. 1 Effective Date”.

(n) Pricing Schedule. Schedule 1.01 of the Existing Agreement is hereby replaced in its entirety with Schedule A attached hereto.

(o) Commitment Schedule. Schedule 2.01 of the Existing Agreement is hereby replaced in its entirety with Schedule B attached hereto.

(p) Additional Exhibits. Exhibit A hereto is hereby added as Exhibit F to the Existing Agreement. Exhibit B hereto is hereby added as Exhibit G to the Existing Agreement.

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the date first written above (the “Effective Date”) when, and only when, (a) the Administrative Agent shall have received all fees (including, without limitation, all upfront fees) payable by the Borrower pursuant to that certain proposal letter agreement, dated October 5, 2011, among Union Bank, the Borrower, UniSource Energy, UNS Gas and UNS Electric (the “Proposal Letter”), together with, to the extent invoiced, reimbursement or payment of all reasonable fees and out-of-pocket disbursements of counsel to the Administrative Agent and other out-of-pocket expenses of the Administrative Agent required to be reimbursed or paid by the Borrower pursuant to the Proposal Letter, (b) all requisite Governmental Authorities (including, without limitation, the ACC and all other regulatory authorities) and third parties shall have approved or consented to the execution, delivery and performance by the Borrower of this Amendment, the Amended Agreement, the other Loan Documents executed and delivered in connection herewith and the transactions contemplated hereby and thereby (collectively, the “Transactions”) to the extent required (and the Administrative Agent shall have received copies of all such approvals and consents, which shall be in form and substance satisfactory to the Administrative Agent and the Lenders, certified by an authorized officer of the Borrower as being true, correct and complete copies thereof and as being in full force and effect), no stay of any applicable regulatory approval shall have been issued and there shall be no litigation or governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on this Amendment, the Amended Agreement, any of the other Loan Documents or the Transactions, and (c) the Administrative Agent shall have received: (i) counterparts of this Amendment executed by all of the parties hereto (in sufficient quantity for each party to have a fully executed original), and (ii) all of the following documents, each document being dated the Effective Date unless otherwise specified below, in form and substance satisfactory to the Administrative Agent and in the number of originals or photostatic copies reasonably requested by the Administrative Agent:

(A) a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders) of each of (1) Morgan, Lewis & Bockius LLP, New York counsel for the Borrower, (2) Todd C. Hixon, Esq., General Counsel for the Borrower, and (3) Rodey, Dickason, Sloan, Akin & Robb, PA, special New Mexico counsel for the Borrower, in each case covering such customary matters relating to this Amendment, the Amended Agreement, the other Loan Documents executed and delivered in connection herewith, the Mortgage Indenture, the Lien of the Mortgage Indenture and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions;

(B) counterparts of the Bond Delivery Agreement (as defined in the Amended Agreement) signed on behalf of the Borrower and any other parties thereto, together with (1) the Collateral Mortgage Bonds (as defined in the Amended Agreement) in an aggregate principal amount not less than $540,588,000 and reflecting a maturity date of December 9, 2016, duly issued and authenticated under the Mortgage Indenture (and (I) the Administrative Agent, the Issuing Banks and the Lenders hereby consent to the amendment and restatement of the existing Collateral Mortgage Bonds to reflect such maturity date and (II) in connection therewith, the Issuing Banks and the Lenders hereby authorize and direct the Administrative Agent to execute and deliver a Bondholder Consent substantially in the form of Exhibit C hereto) (such Collateral Mortgage Bonds being delivered in exchange for the Mortgage Bonds of the same series and amount held by the Administrative Agent which reflect a May 1, 2015 maturity date); (2) a duly executed copy of the Thirteenth Supplemental Indenture (as defined in the Amended Agreement) and all other documents, instruments and filings relating to the issuance and authentication of the Collateral Mortgage Bonds (as defined in the Amended Agreement) under the Mortgage Indenture; (3) copies of any amendments or supplements, entered into at any time after November 9, 2010, to the Mortgage Indenture, the Revenue Bond Indentures, the Revenue Bond Loan Agreements and all related agreements with respect to the Revenue Bonds, certified by an authorized officer of the Borrower as being a true, correct and complete copy thereof and as being in full force and effect; (4) all documents, instruments and filings creating or perfecting the Lien of the Mortgage Indenture; and (5) all other documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents;

(C) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Amendment, the Amended Agreement, the other Loan Documents executed and delivered in connection herewith, the Mortgage Indenture, the Lien of the Mortgage Indenture or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel;

(D) a certificate (the statements in which shall be true), signed by an Authorized Officer, certifying that:

(1) the representations and warranties of the Borrower set forth in this Amendment, the Amended Agreement and the other Loan Documents are true and correct on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct as of such earlier date);

(2) both before and after giving effect to this Amendment, no Default has occurred and is continuing;

(3) the Borrower and its Subsidiaries do not have any indebtedness or preferred stock outstanding other than (x) the Obligations, (y) the Indebtedness described in the most recent financial statements of the Borrower and its Consolidated Subsidiaries referenced in Section 3.04(a) of the Amended Agreement and (z) $250 million of 5.15% Notes due November 15, 2021, issued by the Borrower on November 8, 2011; and

(4) the Capital Stock of the Borrower (to the extent owned by UniSource Energy, which owns all Capital Stock of the Borrower) is free and clear of any Liens.

SECTION 3. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks that:

(a) Authorization; Enforceability. The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Amendment has been duly executed and delivered by the Borrower, and each of this Amendment and the Amended Agreement constitutes, and each other Loan Document to which the Borrower is a party required to be executed and delivered pursuant to the terms of this Amendment, when executed and delivered by the Borrower (and, in the case of the Collateral Mortgage Bonds (as defined in the Amended Agreement), authenticated by the trustee therefor), will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) such approvals of the ACC that have been obtained and are in full force and effect and (B) filings necessary to perfect Liens created under the Loan Documents (all of which filings have been made), (ii) will not violate any Requirement of Law, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Consolidated Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Consolidated Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries, except Liens created under the Loan Documents or under the Mortgage Indenture.

(c) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Consolidated Subsidiaries that in any manner draws into question the validity or enforceability of this Amendment or the Amended Agreement or that otherwise involve this Amendment, the Amended Agreement, any of the other Loan Documents, the Mortgage Indenture or the Transactions.

(d) No Default. No Default has occurred and is continuing or would occur as a result of the execution, delivery or performance of this Amendment.

SECTION 4. Reference to and Effect on the Existing Agreement. (a) Upon the effectiveness of this Amendment: (i) each reference in the Existing Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Agreement shall mean and be a reference to the Amended Agreement; and (ii) each reference in any other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Agreement shall mean and be a reference to the Amended Agreement. This Amendment shall constitute a “Loan Document” for all purposes under the Credit Agreement.

(b) Except as specifically amended above, the Existing Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Administrative Agent or the Issuing Banks under the Existing Agreement or any other Loan Document, nor constitute a waiver of any provision of the Existing Agreement or any other Loan Document.

SECTION 5. Costs and Expenses. The Borrower agrees to pay, promptly after delivery to the Borrower of a reasonably detailed statement therefor, all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, syndication, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder, and all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment.

SECTION 6. Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Amendment by facsimile or other electronic transmission (including, without limitation, by Adobe portable document format file (also known as a “PDF” file)) shall be as effective as delivery of a manually signed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of the New York.

SECTION 8. Miscellaneous. This Amendment shall be subject to the provisions of Sections 9.05, 9.07, 9.10, 9.11 and 9.12 of the Existing Agreement, each of which is incorporated by reference herein, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TUCSON ELECTRIC POWER COMPANY

By:	/s/ Kentton C. Grant
Name: Kentton C. Grant Title: Vice President and Treasurer

UNION BANK, N.A., as Administrative Agent, as an Issuing Bank and as a Lender

By:	/s/ Jeffrey P. Fesenmaier
Name: Jeffrey P. Fesenmaier Title: Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

THE BANK OF NEW YORK MELLON, as an Issuing Bank and as a Lender

By:	/s/ Mark W. Rogers
Name: Mark W. Rogers Title: Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and as a Lender

By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig Title: Credit Executive

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and as a Lender

By:	/s/ Yann Blindert
Name: Yann Blindert Title: Director

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as an Issuing Bank and as a Lender

By:	/s/ Raymond J. Palmer
Name: Raymond J. Palmer Title: Senior Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Andrew Johnson
Name: Andrew Johnson Title: Director

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kevin P. Bertelsen
Name: Kevin P. Bertelsen Title: Managing Director

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

COBANK, ACB, as a Lender

By:	/s/ John H. Kemper
Name: John H. Kemper Title: Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Fatima Arshad
Name: Fatima Arshad Title: Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

COMPASS BANK, an Alabama Banking Corporation, as a Lender

By:	/s/ Izaro Urreiztieta
Name: Izaro Urreiztieta Title: Senior Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

SCOTIABANC INC., as a Lender

By:	/s/ J.F. Todd
Name: J.F. Todd Title: Managing Director

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Thane Rettew
Name: Thane Rattew Title: Managing Director

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

Bank Hapoalim B.M., as a Lender

By:	/s/ Helen H. Gateson
Name: Helen H. Gateson Title: Vice President

By:	/s/ Frederic S. Becker
Name: Frederic S. Becker Title: Senior Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Shaheen Malik
Name: Shaheen Malik Title: Vice President

By:	/s/ Rahul Parmar
Name: Rahul Parmar Title: Associate

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

NATIONAL BANK OF ARIZONA, as a Lender

By:	/s/ Reid Clark
Name: Reid Clark Title: Vice President

Amendment No. 1 to TEP Second Amended and Restated Credit Agreement

SCHEDULE A

to Amendment No. 1 to Credit Agreement

SCHEDULE 1.01

PRICING SCHEDULE

The “Applicable Margin” and the “Commitment Fee Rate” for any day (a) from and after the Effective Date through (but not including) the Amendment No. 1 Effective Date, are the respective annual percentage rates set forth in Table A below in the applicable row under the column corresponding to the Status that exists on such day, and (b) from and after the Amendment No. 1 Effective Date, are the respective annual percentages rates set forth in Table B below in the applicable row under the column corresponding to the Status that exists on such day:

TABLE A

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Level 1 ≥A-/A3	Level 2 BBB+/Baa1	Level 3 BBB/Baa2	Level 4 BBB-/Baa3	Level 5 BB+/Ba1	Level 6 ≤BB/Ba2

Applicable Margin — Eurodollar Loans	1.625%	1.875%	2.125%	2.50%	3.00%	3.50%

Applicable Margin — ABR Loans	0.625%	0.875%	1.125%	1.50%	2.00%	2.50%

Commitment Fee Rate	0.175%	0.225%	0.350%	0.450%	0.600%	0.750%

TABLE B

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Level 1 ≥A-/A3	Level 2 BBB+/Baa1	Level 3 BBB/Baa2	Level 4 BBB-/Baa3	Level 5 BB+/Ba1	Level 6 ≤BB/Ba2

Applicable Margin — Eurodollar Loans	1.00%	1.125%	1.25%	1.50%	1.75%	2.00%

Applicable Margin — ABR Loans	0.00%	0.125%	0.25%	0.50%	0.75%	1.00%

Commitment Fee Rate	0.125%	0.175%	0.20%	0.25%	0.30%	0.35%

Schedule A

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Level 1 Status” exists at any date if, at such date, the Index Debt is rated either A- or higher by S&P or A3 or higher by Moody’s.

“Level 2 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) Level 1 Status does not exist.

“Level 3 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) neither Level 1 Status nor Level 2 Status exists.

“Level 4 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status or Level 3 Status exists.

“Level 5 Status” exists at any date if, at such date (i) the Index Debt is rated either BB+ or higher by S&P or Ba1 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status, Level 3 Status or Level 4 Status exists.

“Level 6 Status” exists at any date if, at such date, no other Status exists.

“Status” refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status, Level 5 Status or Level 6 Status exists at any date.

Notwithstanding the foregoing, if the Index Debt is split-rated and the ratings differential is two or more ratings levels, the Status shall be determined assuming that (a) the higher rating is equal to the midpoint of the two ratings (e.g., for a split rating of BBB+/Baa3, BBB is the midpoint and will be deemed to be the higher rating, and for a split rating of BB/Baa1, Baa3 is the midpoint and will be deemed to be the higher rating) or (b) if there is no exact midpoint, the higher rating is equal to the higher of the two middle intermediate ratings (e.g., for a split rating of BBB+/Ba1, BBB is the higher of the two middle intermediate ratings and will be deemed to be the higher rating, and for a split rating of BB/Baa2, Baa3 is the higher of the two middle intermediate ratings and will be deemed to be the higher rating).

If at any time the Index Debt is unrated by both Moody’s and S&P, Level 6 Status shall exist; provided that if the reason that there is no such Moody’s rating or S&P rating results from Moody’s or S&P, as the case may be, ceasing to issue debt ratings generally, then the Borrower and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of this Pricing Schedule (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected the Status shall be determined by reference to the rating most recently in effect prior to such cessation; and provided, further, that if the Index Debt is rated by only one of Moody’s or S&P, the Status shall be determined by reference to the rating of such Rating Agency.

Schedule A

The Applicable Margin and Commitment Fee Rate shall be increased or decreased in accordance with the foregoing Pricing Schedule upon any change in the applicable ratings of the Index Debt. The ratings of the Index Debt in effect at any date is that in effect at the close of business on such date.

Schedule A

[SCHEDULE B

to Amendment No. 1 to Credit Agreement]

SCHEDULE 2.01

Commitments

	September 30,	September 30,	September 30,
Lender	Revolving Commitment	Revenue Bond Commitment	Aggregate Commitment

Union Bank, N.A.	$20,750,422.15	$35,336,625.04	$56,087,047.19
JPMorgan Chase Bank, N.A.	$18,498,408.45	$31,501,591.55	$50,000,000.00
SunTrust Bank	$18,498,408.45	$31,501,591.55	$50,000,000.00
Wells Fargo Bank, National Association	$18,498,408.45	$31,501,591.55	$50,000,000.00
Bank of America, N.A.	$16,648,567.60	$28,351,432.40	$45,000,000.00
U.S. Bank National Association	$16,648,567.60	$28,351,432.40	$45,000,000.00
CoBank, ACB	$14,798,726.76	$25,201,273.24	$40,000,000.00
Compass Bank, an Alabama Banking Corporation	$14,798,726.76	$25,201,273.24	$40,000,000.00
National Bank of Arizona	$11,099,045.07	$18,900,954.93	$30,000,000.00
Bank Hapoalim B.M.	$9,249,204.22	$15,750,795.78	$25,000,000.00
Comerica Bank	$9,249,204.22	$15,750,795.78	$25,000,000.00
Scotiabanc Inc.	$9,249,204.22	$15,750,795.78	$25,000,000.00
The Bank of Nova Scotia	$9,249,204.22	$15,750,795.78	$25,000,000.00
The Bank of New York Mellon	$9,249,204.22	$15,750,795.78	$25,000,000.00
Credit Suisse AG, Cayman Islands Branch	$3,514,697.60	$5,985,302.40	$9,500,000.00

Total Commitments	$200,000,000.00	$340,587,047.19	$540,587,047.19

Schedule B

EXHIBIT A

to Amendment No. 1 to Credit Agreement

FORM OF BOND DELIVERY AGREEMENT

[See Attached]

Amended and Restated Bond Delivery Agreement

TUCSON ELECTRIC POWER COMPANY

to

UNION BANK, N.A.,

as Administrative Agent

Dated as of November         , 2011

Relating to

First Mortgage Bonds, Collateral Series I

THIS AMENDED AND RESTATED BOND DELIVERY AGREEMENT, dated as of November         , 2011, is between TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the “Company”), and UNION BANK, N.A. (formerly known as Union Bank of California, N.A.), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, JPMorgan Chase Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”).

WHEREAS, the Company has entered into the Credit Agreement and has requested the issuance of the Revenue Bond Letters of Credit and may from time to time borrow Loans and request the issuance of additional Letters of Credit (such terms and all other capitalized terms used herein without definition having the meanings assigned to them in the Credit Agreement) in accordance with the provisions of the Credit Agreement; and

WHEREAS, the Company has established its First Mortgage Bonds, Collateral Series I, in the aggregate principal amount of up to $540,588,000.00 (the “Series 10 Bonds”), issued under and in accordance with, and secured by, the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and The Bank of New York Mellon, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), as trustee (the “Trustee”), as amended and supplemented and as further supplemented by Supplemental Indenture No. 11, dated as of November 1, 2010, as amended by Supplemental Indenture No. 13, dated as of November 1, 2011 (such Indenture, as so amended and supplemented, and such Supplemental Indenture, as so amended, being hereinafter sometimes called the “General First Mortgage” and “Supplemental Indenture No. 11”, respectively); and

WHEREAS, the Company has issued and delivered to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, the Series 10 Bonds in order to provide collateral security for the obligation of the Company under the Credit Agreement to pay the Obligations; and

WHEREAS, on the date hereof, the Company is amending the Credit Agreement to, among other things, extend the term thereof; and

WHEREAS, with the consent of the Administrative Agent, the Issuing Banks and the Lenders, the Company and the Trustee are entering into the Supplemental Indenture No. 13, dated as of November 1, 2011, to amend the Series 10 Bonds to extend their stated maturity; and

WHEREAS, the Company and the Administrative Agent previously entered into that certain Bond Delivery Agreement, dated as of November 9, 2010 (the “Existing Bond Delivery Agreement”), and the parties hereto desire to amend and restate the Existing Bond Delivery Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, of the agreements of the Lenders and Issuing Banks in the Credit Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Administrative Agent hereby agree that the Existing Bond Delivery Agreement is amended and restated in its entirety, without novation, as follows:

ARTICLE I

SERIES 10 BONDS

SECTION 1.1. Delivery of Series 10 Bonds.

In order to provide collateral security for the obligation of the Company to pay the Obligations, as aforesaid, the Company hereby delivers to the Administrative Agent Series 10 Bonds in the aggregate principal amount of $540,588,000.00, maturing on December 9, 2016 and bearing interest as provided in Supplemental Indenture No. 11, in substitution and exchange for (but not payment of) the Series 10 Bonds previously issued and held by the Administrative Agent. The obligation of the Company to pay the principal of and interest on the Series 10 Bonds shall be deemed to have been satisfied and discharged in full or in part, as the case may be, to the extent of the payment by the Company of the Obligations, all as set forth in subdivision (u) of Article II of Supplemental Indenture No. 11 and in the Series 10 Bonds.

The Series 10 Bonds are registered in the name of the Administrative Agent and shall be owned and held by the Administrative Agent, subject to the provisions of this Agreement, for its benefit and the benefit of the Lenders and the Issuing Banks, and the Company shall have no interest therein. The Administrative Agent shall be entitled to exercise all rights of bondholders under the General First Mortgage with respect to the Series 10 Bonds.

The Administrative Agent hereby acknowledges receipt of the Series 10 Bonds.

SECTION 1.2. Payments on Series 10 Bonds.

Any payments received by the Administrative Agent on account of the principal of or interest on the Series 10 Bonds shall be distributed by the Administrative Agent in accordance with the applicable provisions of the Credit Agreement, and the Company hereby consents to such distribution.

ARTICLE II

NO TRANSFER OF BONDS; SURRENDER OF BONDS

SECTION 2.1. No Transfer of Bonds.

The Administrative Agent shall not sell, assign or otherwise transfer any Series 10 Bonds delivered to it under this Agreement except to a successor administrative agent under the Credit Agreement. The Company may take such actions as it shall deem necessary, desirable or appropriate to effect compliance with such restrictions on transfer, including the issuance of stop-transfer instructions to the trustee under the General First Mortgage or any other transfer agent thereunder.

SECTION 2.2. Surrender of Bonds.

(a) The Administrative Agent shall forthwith surrender to or upon the order of the Company all Series 10 Bonds held by it at the first time at which the Aggregate Commitments shall have been terminated, no Letter of Credit shall be outstanding and all Obligations shall have been paid in full.

(b) Upon any permanent reduction in the Revolving Commitments or the Revenue Bond Commitments pursuant to Section 2.07(b) of the Credit Agreement, the Administrative Agent shall forthwith surrender to or upon the order of the Company Series 10 Bonds in an aggregate principal amount equal to the excess of the aggregate principal amount of the Series 10 Bonds held by the Administrative Agent over the sum of (i) the greater at such time of the total Revolving Commitments and the total Revolving Credit Exposure plus (ii) the greater at such time of the total Revenue Bond Commitments and the total Revenue Bond Credit Exposure, provided that the Administrative Agent shall have received, in accordance with Section 6 of Article II of the General First Mortgage, replacement Series 10 Bonds in an aggregate principal amount equal to the sum of clauses (i) and (ii) above.

This Agreement shall be governed by and construed in accordance with the law of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Administrative Agent have caused this Agreement to be executed and delivered as of the date first above written.

TUCSON ELECTRIC POWER COMPANY

By
Name: Kentton C. Grant Title: Vice President

UNION BANK, N.A., as Administrative Agent

By
Vice President

Signature Page to Amended and Restated Bond Delivery Agreement

EXHIBIT B

to Amendment No. 1 to Credit Agreement

FORM OF THIRTEENTH SUPPLEMENTAL INDENTURE

[See Attached]

Supplemental Indenture No. 13

TUCSON ELECTRIC POWER COMPANY

to

THE BANK OF NEW YORK MELLON,

Trustee

Dated as of November 1, 2011

Supplemental to Indenture of Mortgage and Deed of Trust,

dated as of December 1, 1992

Amending Terms of Bonds Designated

First Mortgage Bonds, Collateral Series I

This instrument constitutes a mortgage, a deed of trust and a security agreement.

SUPPLEMENTAL INDENTURE NO. 13, dated as of November 1, 2011, between TUCSON ELECTRIC POWER COMPANY (hereinafter sometimes called the “Company”), a corporation organized and existing under the laws of the State of Arizona, having its principal office at One South Church Avenue, in the City of Tucson, Arizona, as trustor, and THE BANK OF NEW YORK MELLON, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), a banking corporation organized and existing under the laws of the State of New York and having its principal office at 101 Barclay Street, in the Borough of Manhattan, The City of New York, New York, as trustee (hereinafter sometimes called the “Trustee”), under the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and the Trustee (hereinafter called the “Original Indenture”), as heretofore amended and supplemented, this Supplemental Indenture No. 13 being supplemental thereto (the Original Indenture as heretofore amended and supplemented, and as supplemented hereby, and as it may from time to time be further supplemented, modified, altered or amended by any supplemental indenture entered into in accordance with and pursuant to the provisions thereof, is hereinafter called the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, on November 9, 2010, the Company issued a series of Bonds designated “First Mortgage Bonds, Collateral Series I” limited in aggregate principal amount (except as contemplated in clause (b) of Section 2 of Article II of the Original Indenture) to $540,588,000, such series of Bonds and such Bonds to be hereinafter sometimes called, respectively, “Series 10” and “Series 10 Bonds”; and

WHEREAS, all terms of Series 10 Bonds have been established in a Supplemental Indenture No. 11, dated as of November 1, 2010 (the “Supplemental Indenture No. 11”); and

WHEREAS, the Holder of all Series 10 Bonds is Union Bank, N.A., in its capacity as Administrative Agent under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, the Co-Syndication Agents party thereto, the Co-Documentation Agents party thereto and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”); and

WHEREAS, the Company is amending the Credit Agreement to, among other things, extend the term thereof, and desires to amend the Series 10 Bonds to extend their stated maturity; and

WHEREAS, Section 2 of Article XIII of the Indenture provides that with the consent of the Holder of each Outstanding Bond directly affected, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture, including, but not limited to, changing the stated maturity of the principal of any such Bond; and

WHEREAS, the Administrative Agent, as Holder of all Series 10 Bonds, has consented to all changes described in this Supplemental Indenture No. 13; and

WHEREAS, as provided in Article II, Section 6 of the Indenture, upon surrender for exchange of the existing Series 10 Bonds by the Administrative Agent, the Company shall execute, the Trustee shall authenticate, and the Company shall deliver to the Administrative Agent replacement Series 10 Bonds in substitution and exchange for (but not payment of) the surrendered Series 10 Bonds, and the Trustee shall cancel the surrendered Series 10 Bonds and deliver proof of cancellation to the Company; and

WHEREAS, effective June 3, 1999, The Bank of New York succeeded to all of the corporate trust business of Bank of Montreal Trust Company, and, as a consequence, The Bank of New York, being otherwise qualified and eligible under Article XII of the Original Indenture, became the successor trustee under the Indenture without further act on the part of the parties thereto, as contemplated by Section 11 of Article XII of the Original Indenture; and

WHEREAS, effective July 1, 2008, The Bank of New York changed its name to The Bank of New York Mellon.

ARTICLE I

ADDITIONAL DEFINITIONS

SECTION 1. APPLICABILITY OF ARTICLE.

For all purposes of this Supplemental Indenture No. 13, except as otherwise expressly provided or unless the context otherwise requires, the terms defined herein shall have the meanings herein specified and include the plural as well as the singular. All terms that are not defined herein but are defined in the Supplemental Indenture No. 11 or in the Indenture shall have the meanings set forth in the Supplemental Indenture No. 11 or in the Indenture, respectively.

ARTICLE II

AMENDMENT OF TERMS OF SERIES 10 BONDS

This Supplemental Indenture No. 13 is being delivered to effect the following changes to the Supplemental Indenture No. 11 and the Series 10 Bonds:

1. clause (d) of Article II of the Supplemental Indenture No. 11 is hereby amended to read as follows:

“(d) the Series 10 Bonds shall mature on December 9, 2016;”; and

2. the form of Series 10 Bonds is hereby amended to read as set forth in Exhibit A attached hereto.

ARTICLE III

MISCELLANEOUS PROVISIONS

This Supplemental Indenture No. 13 is a supplement to the Original Indenture. As heretofore supplemented and further supplemented by this Supplemental Indenture No. 13, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture as heretofore supplemented and this Supplemental Indenture No. 13 shall together constitute one and the same instrument.

Upon the effectiveness of this Supplemental Indenture No. 13, each reference in the Supplemental Indenture No. 11 to “this Supplemental Indenture No. 11”, “hereunder”, “hereof”, “herein” or words of like import referring to the Supplemental Indenture No. 11 shall mean and be a reference to the Supplemental Indenture No. 11, as amended by this Supplemental Indenture No. 13. Except as specifically amended above, the Supplemental Indenture No. 11 shall continue to be in full force and effect and is hereby in all respects ratified, approved and confirmed.

The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 13. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, Tucson Electric Power Company has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its Vice Presidents, and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries for and on its behalf; and The Bank of New York Mellon, as trustee, in evidence of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its authorized signatories and its corporate seal to be hereunto affixed and attested by one of its authorized signatories, for and on its behalf, all as of the day and year first above written.

TUCSON ELECTRIC POWER COMPANY

By
Kentton C. Grant Vice President and Treasurer

Attest:

Linda H. Kennedy Secretary

THE BANK OF NEW YORK MELLON, Trustee

By
Authorized Signatory

Attest:

Authorized Signatory

STATE OF ARIZONA	)
) ss.:
COUNTY OF PIMA	)

This instrument was acknowledged before me this 17th day of November, 2011 by Kentton C. Grant, as Vice President and Treasurer, and Linda H. Kennedy, as Secretary, of TUCSON ELECTRIC POWER COMPANY, an Arizona corporation, known to me to be the individuals who executed this instrument, and known to me to be a Vice President and Treasurer and the Secretary, respectively, of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

NOTARY PUBLIC

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

This instrument was acknowledged before me this 16th day of November, 2011 by Francine Kincaid, as Authorized Signatory, and Scott Klein, as Authorized Signatory, of THE BANK OF NEW YORK MELLON, a New York banking corporation, known to me to be the individuals who executed this instrument, and known to me to be Authorized Signatories of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

NOTARY PUBLIC

Exhibit A

[Form of Bond]

This bond is non-transferable,

except to a successor Administrative Agent under the

Credit Agreement referred to herein.

No.	$

TUCSON ELECTRIC POWER COMPANY

FIRST MORTGAGE BOND, COLLATERAL SERIES I

DUE DECEMBER 9, 2016

TUCSON ELECTRIC POWER COMPANY, a corporation of the State of Arizona (hereinafter sometimes called the “Company”), for value received, promises to pay to as Administrative Agent under the Credit Agreement hereinafter referred to or registered assigns, the principal sum of

DOLLARS

on December 9, 2016 in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts, at the office or agency of the Company in The City of New York, or in the City of Tucson, Arizona, upon presentation hereof, and quarterly, on the last Business Day (as defined in Supplemental Indenture No. 11 hereinafter referred to) of March, June, September and December in each year, commencing December 31, 2010 (each an “Interest Payment Date”), and at Maturity (as defined in Supplemental Indenture No. 11 hereinafter referred to), to pay interest thereon in like coin or currency at the rate specified below, from the Interest Payment Date next preceding the date of this bond (unless this bond be dated on an Interest Payment Date, in which case from the date hereof; or unless this bond be dated prior to the first Interest Payment Date, in which case from and including the date of the first authentication and delivery of the bonds of this series), until the Company’s obligation with respect to such principal sum shall be discharged.

During the period from and including the date of the first authentication and delivery of the bonds of this series (which date was November 9, 2010) to and including the day next preceding the first Interest Payment Date, the bonds of this series shall bear interest at the rate of eight per centum (8%) per annum; thereafter, the bonds of this series shall bear interest at a rate equal to the Alternate Base Rate (as defined in Supplemental Indenture No. 11 hereinafter referred to) from time to time in effect plus 500 basis points. Interest on the bonds of this series during any period for which payment is made shall be computed in accordance with the Credit Agreement.

Exh. A-1

This bond is one of an issue of bonds of the Company, issued and to be issued in one or more series under and equally and ratably secured (except as any sinking, amortization, improvement, renewal or other fund, established in accordance with the provisions of the indenture hereinafter mentioned, may afford additional security for the bonds of any particular series) by the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992 (the “Original Indenture”), from the Company to The Bank of New York Mellon, formerly known as The Bank of New York (successor in trust to Bank of Montreal Trust Company), as trustee (the “Trustee”), as supplemented by thirteen supplemental indentures including Supplemental Indenture No. 11, dated as of November 1, 2010, establishing the bonds of this series, as amended by Supplemental Indenture No. 13, dated as of November 1, 2011 (the Original Indenture, as so supplemented, and such Supplemental Indenture No. 11, as so amended, being hereinafter called the “Indenture” and “Supplemental Indenture No. 11”, respectively), to which Indenture reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security provided by the Indenture, the rights and limitations of rights of the Company, the Trustee and the holders of said bonds with respect to the security provided by the Indenture, the powers, duties and immunities of the Trustee, the terms and conditions upon which such bonds are and are to be secured, and the circumstances under which additional bonds may be issued. The acceptance of this bond shall be deemed to constitute the consent and agreement by the holder hereof to all of the terms and provisions of the Indenture. This bond is one of a series of bonds designated as the First Mortgage Bonds, Collateral Series I, of the Company.

The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the holders of not less than sixty per centum (60%) in aggregate principal amount of the bonds of all series then outstanding under the Indenture, considered as one class; provided, however, that if there shall be bonds of more than one series outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the holders of bonds of one or more, but less than all, of such series, then the consent only of the holders of bonds in aggregate principal amount of the outstanding bonds of all series so directly affected, considered as one class, shall be required; and provided, further, that if the bonds of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the holder of bonds of one or more, but less than all, of such tranches, then the consent only of the holders of bonds in aggregate principal amount of the outstanding bonds of all tranches so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Trustee to enter into one or more supplemental indentures for limited purposes without the consent of any holders of bonds. Any such consent by the holder of this bond shall be conclusive and binding upon such holder and upon all future holders of this bond and of any bond issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent is made upon this bond.

The Company has issued and delivered the bonds of this series to Union Bank, N.A., as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Company, the Lenders party thereto, the Issuing Banks party thereto, the Co-Syndication Agents party thereto, the Co-

Exh. A-2

Documentation Agents party thereto and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), in order to provide collateral security for the obligation of the Company thereunder to pay the Obligations (as defined in Supplemental Indenture No. 11).

Upon the occurrence of an Event of Default under the Credit Agreement, and further upon such additional conditions as are set forth in subdivision (h) of Article II of Supplemental Indenture No. 11, then all bonds of this series shall be redeemed immediately at the principal amount thereof plus accrued interest to the date of redemption.

The obligation of the Company to pay interest on the bonds of this series on any Interest Payment Date prior to Maturity (a) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid or (b) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid (not in excess, however, of the amount otherwise then due in respect of interest on the bonds of this series).

The obligation of the Company to pay the principal of and accrued interest on the bonds of this series at or after Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid and no Letter of Credit (as defined in Supplemental Indenture No. 11) shall remain outstanding or (y) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid plus the aggregate stated amount of the outstanding Letters of Credit (not in excess, however, of the amount otherwise then due in respect of principal of and accrued interest on the bonds of this series).

The principal of this bond and the interest accrued hereon may become or be declared due and payable before the stated maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of a default as therein provided.

This bond is non-transferable except as required to effect transfer to any successor administrative agent under the Credit Agreement, any such transfer to be made at the office or agency of the Company in The City of New York, upon surrender and cancellation of this bond, and upon any such transfer a new bond of this series, for the same aggregate principal amount and having the same stated maturity date, will be issued to the transferee in exchange herefor. Prior to due presentment for registration of transfer, the Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes. This bond, alone or with other bonds of this series, may in like manner be exchanged at such office or agency for one or more bonds of this series of the same aggregate principal amount and having the same stated maturity date and interest rate, all as provided in the Indenture.

No recourse shall be had for the payment of the principal of or interest on this bond, or for any claim based hereon or otherwise in respect hereof or of the Indenture, against any incorporator, shareholder, director or officer, as such, past, present or future, of the Company or

Exh. A-3

of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise howsoever (including, without limiting the generality of the foregoing, any proceeding to enforce any claimed liability of shareholders of the Company, based upon any theory of disregarding the corporate entity of the Company or upon any theory that the Company was acting as the agent or instrumentality of the shareholders); all such liability being, by the acceptance hereof and as a part of the consideration for the issuance hereof, expressly waived and released by every holder hereof, and being likewise waived and released by the terms of the Indenture under which this bond is issued, as more fully provided in said Indenture.

This bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by The Bank of New York Mellon, or its successor, as Trustee under the Indenture.

Exh. A-4

IN WITNESS WHEREOF, the Company has caused this bond to be signed in its name by the manual or facsimile signature of its President or one of its Vice Presidents, and its corporate seal, or a facsimile thereof, to be impressed or imprinted hereon and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Dated:             , 20

TUCSON ELECTRIC POWER COMPANY

By:

Attest:

Exh. A-5

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.

Dated:             , 20

The Bank of New York Mellon, Trustee

By:

Exh. A-6

EXHIBIT C

to Amendment No. 1 to Credit Agreement

FORM OF BONDHOLDER CONSENT

[See Attached]

BONDHOLDER CONSENT

UNION BANK, N.A., as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among Tucson Electric Power Company (the “Company”), the Lenders party thereto, the Issuing Banks party thereto, the Co-Syndication Agents party thereto, the Co-Documentation Agents party thereto and Union Bank, N.A., as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time, being the registered holder of $540,588,000 in aggregate principal amount of First Mortgage Bonds, Collateral Series I (the “Bonds”), of the Company, DOES HEREBY CONSENT, AS SUCH HOLDER, to the changes of the terms of the Bonds in the Supplemental Indenture No. 13, dated as of November 1, 2011, to the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and The Bank of New York Mellon (successor in trust to Bank of Montreal Trust Company), as trustee, as amended and supplemented.

Dated: November 18, 2011

UNION BANK, N.A., as Administrative Agent

By
Name: Title:

C-1